Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ruckus Wireless, Inc. of our report dated June 22, 2012, relating to our audits of the consolidated financial statements of IntelliNet Technologies, Inc, which appear in the Prospectus, which is part of Registration Statement (333-184309) on Form S-1 of Ruckus Wireless, Inc.

/s/ McGladrey LLP

McGladrey LLP

Orlando, FL

November 20, 2012